EXHIBIT 99.1

N E W S  R E L E A S E

Contact:	Peter D. Brown
Vice President, Treasurer and Investor Relations Foot Locker, Inc.
(212)720-4254

FOOT LOCKER, INC. REPORTS SECOND QUARTER SALES

•	Second Quarter Total Sales Increased 3.0 Percent
•	Second Quarter Comparable-Store Sales Increased 1.3 Percent
•	Second Quarter Earnings Per Share Expected to be $0.27 - $0.29

NEW YORK, NY, August 2, 2005 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported sales for the 13-week period ended July 30, 2005 of $1,306 million, versus $1,268 million in the comparable period last year, an increase of 3.0 percent. For this same 13-week period, comparable store sales increased 1.3 percent.

For the 26-week period ended July 30, 2005, sales increased 9.3 percent to $2,682 million, from $2,454 million in the Company’s corresponding period last year. Comparable-store sales for the Company’s first six months of its 2005 fiscal year increased 2.0 percent.

Excluding the effect of foreign currency fluctuations, total sales for the 13-week and 26-week periods increased 2.2 percent and 8.2 percent, respectively.

Second quarter comparable store sales reflected a mid-single digit increase at the Company’s combined U.S. businesses, led by a double-digit increase at Champs Sports. Comparable-store sales results at the Company’s international Foot Locker operations were mixed with the Canadian and Asia/Pacific stores posting very solid mid-single digit increases, which were more than offset by a high-single digit decline at the Company’s European stores.

“While our European business remains productive, generating a double digit profit margin, our recent financial results in this region were below our expectations and very disappointing,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “Second quarter profit at Foot Locker Europe declined from the comparable period last year, more than offsetting the combined profit increase generated by our other divisions. Therefore, we currently expect earnings per share for the second quarter to be in the range of $0.27 to $0.29. Updated earnings per share guidance for the balance of 2005 will be provided on August 19, 2005 during our second quarter 2005 earnings conference call.”

Mr. Serra continued, “Our U.S. business, in contrast, has had improving sales and profit results. We continue to be encouraged with the building sales momentum at Footaction, whose results will be included in the Company’s comparable-store sales beginning in the third quarter of 2005.”

Foot Locker, Inc. plans to report second quarter 2005 and year-to-date results on Thursday, August 18, 2005. A conference call is scheduled on Friday, August 19, 2005 for 10:00 a.m. EDT to discuss these results and provide guidance with regard to its earnings outlook for the balance of 2005. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log-on to the website at least 15 minutes prior to the call in order to download any necessary software. The webcast conference call will be available for replay until 5:00 p.m. Monday, August 29, 2005. News releases are also available on the Internet at http://www.prnewswire.com or on Foot Locker Inc.’s website at http://www.footlocker-inc.com.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 4,000 stores in 18 countries in North America, Europe and Australia. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

Foot Locker, Inc.  112 West 34th Street  New York NY  10120  Tel. 212.720.3700

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management’s current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas and the ability of the Company to execute its business plans effectively with regard to each of its business units. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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